The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                             Net Unrealized
                                 Depreciation
                            Based on Cost of
                                Securities and
    Undistributed     Undistributed      Accumulated           Other Investments
         Net Investment                  Long-Term                                Loss                for Federal Income
                       Income                              Gain   Carryforward1,2,3,4                        Tax Purposes
---------------------------------------------------------------------------------------------------------------------------
             $357,854                              $—                         $6,668,573                              $8,690,528
1. As ofMarch 31, 2011, the Fund had $6,172,046 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As ofMarch 31, 2011, details of the capital loss carryforwards were as follows:

                Expiring
               ---------------------------------------------------------------
                                                                     2015                                                                    $ 173
                                                                     2016                                                                596,725
                                                                     2017                                                             1,563,197
                                                                     2018                                                             3,483,605
                                                                     2019                                                               528,346
                ---------------------------------------------------------------
                       Total                                                       $6,172,046

2. As ofMarch 31, 2011, the Fund had $496,527 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized,will expire in 2020.
3. During the fiscal year endedMarch 31, 2011, the Fund did not utilize any capital loss carryforward.
4. During the fiscal year endedMarch 31, 2010, the Fund did not utilize any capital loss carryforward.